                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           Vectren Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------


     (5) Total fee paid:
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     (1) Amount Previously Paid:
     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------


     (3) Filing Party:
     -------------------------------------------------------------------------


     (4) Date Filed:
     -------------------------------------------------------------------------

Notes:




Reg. (S) 240.14a-101.
SEC 1913 (3-99)

[LOGO] Vectren

                              VECTREN CORPORATION
                            20 N. W. Fourth Street
                           Evansville, Indiana 47708

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 24, 2002

TO THE SHAREHOLDERS OF VECTREN CORPORATION

   The annual meeting of shareholders of Vectren Corporation (the "Company") will be held at the University Place Conference Center and Hotel, 850 West Michigan Street, Indianapolis, Indiana, on Wednesday, April 24, 2002, at 10:00 a.m. (Eastern Standard Time), for the following purposes:
  1. To elect four directors of the Company to serve for a term of three years or until their successors are duly qualified and elected;

    2. To ratify the appointment of Arthur Andersen, LLP as the Company's independent public accountants for 2002; and

    3. To transact such other business as may properly come before the meeting, or any adjournment of the meeting.

   As allowed by the Company's Code of By-Laws, the board of directors has fixed the close of business on March 1, 2002, as the record date for determining the shareholders entitled to notice of and to vote at the meeting and at any adjournment of the meeting.

   It is important that your stock be represented at this meeting to assure a quorum. Whether or not you now expect to be present at the meeting, please fill in, date and sign the enclosed proxy and return it promptly to the Company in the accompanying addressed envelope. No stamp is required if mailed in the United States. You may also authorize the individuals named on your proxy card to vote your shares by calling toll-free 1-800-542-1160 or using the Internet (www.votefast.com) by following the instructions included with your proxy card. Please note that if your shares are not registered in your own name, your bank, broker or other institution holding your shares may not offer telephone or Internet voting. You have the unconditional right to revoke your proxy at any time before the authority granted by it is exercised.

                                          By order of the board of directors.

                                          VECTREN CORPORATION

                                          /s/ RONALD E. CHRISTIAN

                                          RONALD E. CHRISTIAN
                                          Senior Vice President, General
                                            Counsel, and Corporate Secretary

Evansville, Indiana
March 15, 2002

                          LOCATION OF APRIL 24, 2002
                         ANNUAL SHAREHOLDERS' MEETING

         [MAP] Location of April 24, 2002
Annual Shareholders' Meeting

                 University Place Conference Center and Hotel
                           850 West Michigan Street
                       Indianapolis, Indiana 46202-5198

   Parking for shareholders will be provided in the underground parking garage connected to the University Place Conference Center and Hotel. Please use the North Street entrance.

                            YOUR VOTE IS IMPORTANT

   PLEASE READ THE PROXY STATEMENT AND SIGN, DATE AND MAIL THE PROXY IN THE PREPAID ENVELOPE WITHOUT DELAY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY PRIOR TO OR AT THE MEETING AND VOTE IN PERSON IF YOU WISH. IF YOUR SHARES ARE HELD BY A BROKER, BANK OR NOMINEE, IT IS IMPORTANT THAT THEY RECEIVE YOUR VOTING INSTRUCTIONS.

                                          TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
Proxy Statement.................................................................................   1
   Solicitations of Proxies.....................................................................   1
   Purposes of Meeting..........................................................................   1
   Voting Securities............................................................................   1

Item 1. Election of Directors...................................................................   2
   Class II Directors...........................................................................   2
   Class III Directors..........................................................................   3
   Class I Directors............................................................................   4

Other Executive Officers........................................................................   4

Common Stock Ownership by Directors and Executive Officers......................................   5

Certain Relationships and Related Transactions..................................................   6

Meetings and Committees of the Board of Directors...............................................   6

Director Compensation...........................................................................   7

Section 16(a) Beneficial Ownership Reporting Compliance.........................................   8

Report of the Audit Committee...................................................................   8

Executive Compensation and Other Information....................................................   9

Report of the Compensation Committee............................................................   9
   A. Executive Compensation Policy.............................................................   9
   B. Components of Executive Compensation......................................................  10
       Base Salary..............................................................................  10
       Annual Incentive Compensation............................................................  10
       Long-Term Incentive Compensation.........................................................  11
   C. Chief Executive Officer Compensation......................................................  11
   D. Share Ownership...........................................................................  12
   E. Compensation Consultant, Termination Benefits Agreements and Deductibility of Executive
      Compensation..............................................................................  12

Compensation Committee Interlocks and Insider Participation.....................................  14

Compensation....................................................................................  14
   Table I:    Summary Compensation.............................................................  14
   Table II:   Option/Stock Appreciation Rights Grants in Last Fiscal Year......................  17
   Table III:  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
           from 1/1/2001 - 12/31/2001...........................................................  17
   Table IV:  Long-Term Incentive Plan Awards in Last Fiscal Year...............................  18

Retirement Savings Plan.........................................................................  18

Retirement Plans................................................................................  18
   Table: Pension Plan..........................................................................  19

Stock Option Plan...............................................................................  20

Employment Agreements...........................................................................  20

Corporate Performance...........................................................................  22

                                                                     Page
                                                                     ----
         Comparison of 21 Month Cumulative Total Return.............  22

      Item 2. Ratification of Appointment of Independent Accountants  23

      Independent Public Accountants of the Company.................  23
         Audit Fees.................................................  23
         Financial Systems Design and Implementation Fees...........  23
         All Other Fees.............................................  23

      Cost and Method of Solicitation...............................  24

      Annual Report.................................................  24

      Revocation Rights.............................................  24

      Nomination of Directors by Shareholders.......................  24

      Shareholders' Proposals for 2003 Annual Meeting...............  24

                              VECTREN CORPORATION
                            20 N. W. Fourth Street
                           Evansville, Indiana 47708
                                (812) 491-4000

                                PROXY STATEMENT

   The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the board of directors of the Company. The proxy will be used at the annual meeting of shareholders to be held at the University Place Conference Center and Hotel, 850 West Michigan Street, Indianapolis, Indiana, on Wednesday, April 24, 2002, at 10:00 a.m. (Eastern Standard Time), and at any adjournment of the meeting for the matters to be acted upon under its authority. The proxy and this proxy statement were first mailed to the shareholders on or about March 15, 2002.

                           SOLICITATIONS OF PROXIES

   The management solicits your proxy for use at the annual meeting of the Company. Shares held in your name and represented by your proxy will be voted as you instruct if your proxy is duly executed and returned prior to the meeting. Shares represented by proxies that are returned signed but without instructions for voting will be voted as recommended by management. Shares represented by proxies that are returned unsigned or improperly marked will be treated as abstentions for voting purposes. You may revoke your proxy at any time before it is exercised by written notice to the Secretary of the Company received prior to the time of the meeting, or orally at the meeting.

   If you are a participant in the Company's Automatic Dividend Reinvestment and Stock Purchase Plan, your proxy card will represent the number of shares registered in your name and the number of shares credited to your plan account. For those shares held in the plan, your proxy card will serve as direction to the Plan Administrator as to how your account is to be voted.

                              PURPOSES OF MEETING

   As of this date, the only known business to be presented at the 2002 annual meeting of shareholders is (1) the reelection of four directors of the Company to serve for a term of three years or until their successors are duly qualified and elected, and (2) the ratification of the appointment of Arthur Andersen, LLP as the Company's independent public accountants for 2002. However, the enclosed proxy authorizes the proxy holders to vote on all other matters that may properly come before the meeting, and it is the intention of the proxy holders to take any such action utilizing their best judgment. Only shares held by those present at the meeting or for which proxies are returned will be considered to be represented at the meeting. For the purposes of determining a quorum, shares represented at the meeting are counted without regard to abstentions or broker non-votes as to any particular item.

                               VOTING SECURITIES

   On March 31, 2000, Indiana Energy, Inc. ("Indiana Energy") and SIGCORP, Inc. ("SIGCORP") merged with and into the Company. As a result of the merger, each Indiana Energy shareholder received 1 share of the Company's common stock for each share of Indiana Energy common stock owned by the shareholder, and each SIGCORP shareholder received 1.333 shares of the Company's common stock for each share of SIGCORP common stock owned by the shareholder. Immediately following the merger, the former Indiana Energy shareholders owned 48.6 percent of the Company, and the former SIGCORP shareholders owned 51.4 percent of the Company.

   As of March 1, 2002, the Company had one class of capital stock outstanding, consisting of 67,725,269 shares of common stock without par value. The holders of the outstanding shares of common stock are entitled to one vote for each share held of record on each matter presented to a vote of the shareholders at the meeting. However, unless the holder personally appears at the meeting, shares for which no proxy is returned (whether registered in the name of the actual holder thereof or in nominee or street name) will not be voted. Only shareholders of record at the close of business on March 1, 2002 will be entitled to vote at the meeting or at any adjournment of the meeting.

                         ITEM 1. ELECTION OF DIRECTORS

   The Company's board of directors currently consists of thirteen directors divided into three classes having staggered terms of three years each. The Class II directors, Lawrence A. Ferger, Ronald G. Reherman, Richard W. Shymanski, and Jean L. Wojtowicz, are nominees for election with terms expiring in 2005. The Class III directors, John M. Dunn, Niel C. Ellerbrook, Anton H. George, Andrew E. Goebel, and Robert L. Koch II, have terms expiring in 2003. The Class I directors, John D. Engelbrecht, William G. Mays, J. Timothy McGinley, and Richard P. Rechter, have terms expiring in 2004. Messrs. Ellerbrook and Goebel also serve as directors of Vectren Utility Holdings, Inc. ("VUHI"), a holding company for the Company's regulated gas and electric distribution company subsidiaries, Indiana Gas Company, Inc. ("Indiana Gas"), Southern Indiana Gas and Electric Company ("SIGECO"), and Vectren Energy Delivery of Ohio, Inc. Messrs. Ellerbrook and Goebel also serve as directors of Vectren Capital, Corp. ("Vectren Capital"), the Company's subsidiary that serves as the vehicle for financing non-regulated business activities, and Vectren Enterprises, Inc. ("Vectren Enterprises"), the Company's subsidiary that serves as the corporate parent for non-regulated business activities. The placement of a portion of the Company's directors on the board of directors of Vectren Capital and Vectren Enterprises will ensure the participation of those individuals in decision-making with respect to financing and non-regulated business activities.

   At each annual meeting of shareholders, directors are elected to succeed those whose terms then expire for a term of three years or until their successors are duly qualified and elected. Accordingly, four directors are to be elected by a plurality of votes cast at the annual meeting of shareholders to be held on April 24, 2002.

   The board of directors intends that the enclosed proxy will be voted by the proxy holders in favor of the election of the nominees named below for the office of director of the Company to hold office for a term of three years or until their respective successors are duly qualified and elected. Each of such nominees is now serving as a director of the Company and has signified the willingness to serve if elected. Directors are elected by a plurality of the votes cast. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees might result in some nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. If, however, any situation should arise under which any nominee should be unable to serve, the authority granted in the enclosed proxy may be exercised by the proxy holders for the purpose of voting for a substitute nominee.

   Certain information concerning the nominees and the other directors of the Company is set forth below and under the caption "Meetings and Committees of the Board of Directors." If not otherwise indicated, the principal occupation listed for any individual has been the same for at least five years.

Class II Directors--Term expiring 2005

   Lawrence A. Ferger, age 67, has been a director of Indiana Gas, Indiana Energy, or the Company since 1984. From October 1997 through June 1, 1999, Mr. Ferger served as Chairman and Chief Executive Officer of Indiana Energy and Indiana Gas. Prior to that time and since January 1996, Mr. Ferger served as Chairman,

President and Chief Executive Officer of Indiana Energy and Indiana Gas; and prior to that time and since 1987, Mr. Ferger was President and Chief Executive Officer of Indiana Energy and Indiana Gas.

   Ronald G. Reherman, age 66, has been a director of SIGECO, SIGCORP, or the Company since 1985. From January 1996 through March 2000, Mr. Reherman served as Chairman, President, and Chief Executive Officer of SIGCORP. From September 1997 through March 2000, Mr. Reherman also served as Chairman of SIGECO. Prior to that time and since 1991, Mr. Reherman served as Chairman, President and Chief Executive Officer of SIGECO. Mr. Reherman is also a director of Integra Bank Corporation of Evansville, Indiana.

   Richard W. Shymanski, age 65, has been a director of SIGECO, SIGCORP, or the Company since 1989. Mr. Shymanski is a consultant to the Private Client Group of Fifth Third Bank. He is also the retired Chairman and Chief Executive Officer of Harding, Shymanski & Co., P.C., Certified Public Accountants and consultants, in Evansville, Indiana.

   Jean L. Wojtowicz, age 44, has been a director of Indiana Energy or the Company since 1996. Ms. Wojtowicz is President and founder of Cambridge Capital Management Corp., a consulting and venture capital firm.

   The board of directors recommends a vote "FOR" all nominees for Class II director.

Class III Directors--Term expiring 2003

   John M. Dunn, age 64, has been a director of SIGCORP or the Company since 1996. Mr. Dunn is President and Chief Executive Officer of Dunn Hospitality Group, Ltd., a hotel development and management company. He is also a director of Old National Bank of Evansville.

   Niel C. Ellerbrook, age 53, has been a director of Indiana Energy, Indiana Gas, SIGECO, VUHI or the Company since 1991. Mr. Ellerbrook is Chairman of the Board and Chief Executive Officer of the Company, having served in that capacity since March 2000. Prior to that time and since June 1999, Mr. Ellerbrook served as President and Chief Executive Officer of Indiana Energy. Prior to that time and since October 1997, Mr. Ellerbrook served as President and Chief Operating Officer of Indiana Energy. From January through October 1997, Mr. Ellerbrook served as Executive Vice President, Treasurer and Chief Financial Officer of Indiana Energy; and prior to that time and since 1986, Vice President, Treasurer and Chief Financial Officer. Mr. Ellerbrook is a director of Vectren Utility Holdings, Vectren Capital, and Vectren Enterprises. He is also a director of Deaconess Hospital of Evansville, Indiana.

   Anton H. George, age 42, has been a director of Indiana Energy or the Company since 1990. Mr. George is President and a director of Indianapolis Motor Speedway Corporation, an auto racing company. Mr. George is also President and a director of Hulman & Company, a manufacturer and distributor of baking powder, and a director of First Financial Corporation.

   Andrew E. Goebel, age 54, has been a director of SIGCORP, Indiana Gas, SIGECO, VUHI or the Company since 1997. Mr. Goebel is President and Chief Operating Officer of the Company, having served in that capacity since March 2000. Prior to that time and since April 1999, Mr. Goebel was President and Chief Operating Officer of SIGCORP. From September 1997 through April 1999, Mr. Goebel served as Executive Vice President of SIGCORP; and prior to that time and since 1996, he served as Secretary and Treasurer of SIGCORP. Mr. Goebel is a director of Vectren Utility Holdings, Vectren Capital, and Vectren Enterprises. Mr. Goebel is also a director of Old National Bancorp and Old National Bank.

   Robert L. Koch II, age 63, has been a director of SIGECO, SIGCORP, or the Company since 1986. Mr. Koch is President and Chief Executive Officer of Koch Enterprises, Inc., a holding company comprised of worldwide subsidiaries that produce aluminum die castings, industrial painting systems, structural adhesives and distribute heating and air conditioning equipment and hydraulic and pneumatic equipment. Mr. Koch is also a director of Fifth Third Bancorp.

Class I Directors--Term expiring 2004

   John D. Engelbrecht, age 50, has been a director of SIGCORP or the Company since 1996. Mr. Engelbrecht is President and Chief Executive Officer of South Central Communications Corp., owner and operator of radio and television stations in Indiana, Kentucky and Tennessee, and MUZAK franchises in 14 U.S. cities.

   William G. Mays, age 56, has been a director of Indiana Energy or the Company since 1998. Mr. Mays is President and Chief Executive Officer of Mays Chemical Company, Inc., an Indianapolis, Indiana based chemical distribution company. Mr. Mays is also a director of Anthem, Inc.

   J. Timothy McGinley, age 61, has been a director of Indiana Energy or the Company since January 1999. Mr. McGinley is Managing Partner and principal owner of House Investments, Inc., a real estate investment company. He is also a director of Waterfield Mortgage Corporation and he is the Chairman of the Board of Trustees of Purdue University.

   Richard P. Rechter, age 62, has been a director of Indiana Gas, Indiana Energy, or the Company since 1984. Mr. Rechter is a director and Chairman of Rogers Group, Inc., a company providing crushed stone, sand and gravel, asphalt, highway construction, concrete masonry and construction materials recycling. Mr. Rechter is also a director of Monroe Bank and Monroe Bancorp.

                           OTHER EXECUTIVE OFFICERS

   Other executive officers of the Company are Jerome A. Benkert, Jr., age 43, Carl L. Chapman, age 46, and Ronald E. Christian, age 43.

   Mr. Benkert has served as Executive Vice President and Chief Financial Officer of the Company since March 2000 and as Treasurer of the Company since October 2001. Mr. Benkert has also served as director of Indiana Gas, SIGECO and VUHI since March 31, 2000. Prior to March 31, 2000 and since October 1, 1997, he was Executive Vice President and Chief Operating Officer of Indiana Energy's administrative services company. Mr. Benkert has served as Controller and Vice President of Indiana Gas. Mr. Benkert served as Assistant Treasurer for Indiana Gas from January 1, 1991 to October 1, 1993. Mr. Benkert served as Chief Accountant, Secretary/Treasurer and was a member of the board of directors of Richmond Gas Corporation from February 1, 1986 to January 1, 1991.

   On March 31, 2000, Mr. Chapman was elected Executive Vice President of the Company and President of Vectren Enterprises, Inc. Prior to March 31, 2000 and since 1999, Mr. Chapman served as Executive Vice President and Chief Financial Officer of Indiana Energy. Since October 1, 1997, Mr. Chapman has served as President of IGC Energy, Inc., which has been renamed Vectren Energy Solutions, Inc. Mr. Chapman served as President of ProLiance Energy, LLC ("ProLiance"), a gas supply and energy marketing joint venture partially owned by Vectren Energy Solutions, Inc., an indirect, wholly-owned subsidiary of the Company, from March 15, 1996, until April 30, 1998. Currently, Mr. Chapman is the chairman of ProLiance. From 1995 until March 15, 1996, he was Senior Vice President of Corporate Development for Indiana Gas. Prior to 1995 and since 1987, he was Vice President of Planning for Indiana Gas.

   On March 31, 2000, Mr. Christian was elected Senior Vice President, General Counsel and Secretary of the Company. Mr. Christian has also served as director of Indiana Gas, SIGECO and VUHI since March 31, 2000. Prior to March 31, 2000, and since 1999, he was Vice President and General Counsel of Indiana Energy, Inc.

From June of 1998 to July of 1999, Mr. Christian served as Vice President, General Counsel and Secretary of Michigan Consolidated Gas Company. Mr. Christian served as General Counsel and Secretary of Indiana Energy, Inc. from 1993 to 1998. Prior to 1993 and since 1988, Mr. Christian was employed as counsel for the Company.

          COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth the number of shares of common stock of the Company beneficially owned by the directors, the chief executive officer, the four additional named executive officers, and all directors and executive officers as a group, as of December 31, 2001. Except as otherwise indicated, each individual has sole voting and investment power with respect to the shares listed below.

 Name of Individuals or Identity of Group        Shares Owned Beneficially (1)
 ----------------------------------------        -----------------------------
 John M. Dunn...................................     4,141    (2)(4)(10)
 Niel C. Ellerbrook.............................   118,038    (2)(3)(6)(8)
 John D. Engelbrecht............................     5,791    (3)(4)(10)
 Lawrence A. Ferger.............................   144,874    (4)(7)(10)
 Anton H. George................................ 2,587,294    (1)(4)(5)(10)
 Andrew E. Goebel...............................   188,518    (2)(3)(6)(8)
 Robert L. Koch II..............................     5,654    (2)(3)(4)(10)
 William G. Mays................................     2,216    (4)(10)
 J. Timothy McGinley............................    10,821    (2)(4)(10)
 Richard P. Rechter.............................    12,640    (2)(4)(10)
 Ronald G. Reherman.............................   241,861    (3)(4)(9)(10)
 Richard W. Shymanski...........................    15,401    (3)(4)(10)
 Jean L. Wojtowicz..............................     2,233    (2)(4)(10)
 Jerome A. Benkert, Jr..........................    25,787    (2)(6)(8)
 Carl L. Chapman................................    44,077    (2)(6)(8)
 Ronald E. Christian............................    26,687    (2)(6)(8)
 All Directors and Executive Officers as a Group
   (16 Persons)................................. 3,436,033    (1)

--------
 (1) Except for Anton H. George, no director or executive officer owned beneficially as of December 31, 2001, more than .36 percent of common stock of the Company. Excluding Anton H. George, all directors and executive officers owned beneficially an aggregate of 848,739 shares or
     1.25 percent of Common Stock of the Company. The beneficial ownership by Anton H. George of 2,587,294 shares or 3.82 percent of Common Stock of the Company is discussed below in footnote (5).
 (2) This amount does not include derivative securities held under the Company's Non-Qualified Deferred Compensation Plan. These derivative securities are in the form of phantom stock units which are valued as if they were Company Common Stock. The amounts shown for the following individuals include the following amounts of phantom units:

Name of Individuals or Identity of Group                     Phantom Stock Units
----------------------------------------                     -------------------
John M. Dunn................................................         3,196
Niel C. Ellerbrook..........................................        50,854
Andrew E. Goebel............................................        10,019
Robert L. Koch II...........................................         3,192
J. Timothy McGinley.........................................         1,162
Richard P. Rechter..........................................        13,148
Jean L. Wojtowicz...........................................         5,727
Jerome A. Benkert, Jr.......................................        15,525
Carl L. Chapman.............................................        28,173
Ronald E. Christian.........................................        25,987
All Directors and Executive Officers as a Group (10 Persons)       156,983

 (3) Includes shares held by spouse or jointly with spouse.
 (4) Includes shares granted to non-employee directors under the Company's Directors Restricted Stock Plan, which are subject to certain transferability restrictions and forfeiture provisions.
 (5) Of the 2,587,294 shares, Mr. George has both voting and investment power with respect to 17,050 shares. Regarding the balance, he has either voting or investment power in his capacity as a member of the shareowner's board of directors, charitable donations committee, or board of managers. Mr. George disclaims beneficial interest in these shares.
 (6) Includes shares granted to executives under the Company's Executive Restricted Stock Plan, which are subject to certain transferability restrictions and forfeiture provisions.
 (7) Includes 144,053 shares held in a family partnership, in which Mr. Ferger is a general partner and owns limited partnership interests.
 (8) Includes shares which the named individual has the right to acquire as of December 31, 2001, or within sixty (60) days thereafter, under the Vectren Corporation Stock Option Plan (formerly SIGCORP, Inc. Stock Option Plan) or the Company's At-Risk Compensation Plan.
 (9) As of December 31, 2001, Mr. Reherman had the right to acquire 225,998 shares under the Vectren Corporation Stock Option Plan.
(10) Does not include 2,805 shares which the named individual non-employee board member has the right to acquire under the Company's At-Risk Compensation Plan. As of December 31, 2001, these options were not vested.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Andrew E. Goebel is President and Chief Operating Officer of the Company. During 2001, Hasgoe Cleaning Systems, a cleaning company owned by Mr. Goebel's brother's family, performed certain cleaning services for the Company and certain of its subsidiaries and is expected to perform such services in 2002. During 2001, the cost of such services was $140,023, which the Company believes to be a fair and reasonable price for the services rendered.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

   The board of directors of the Company had ten (10) meetings during the last fiscal year. No member attended fewer than 75 percent of the aggregate of board meetings and meetings of the respective committees of the board of which they are members.

   The members of the Company's board of directors are elected to various committees. The standing committees of the board are: the Executive Committee, the Audit Committee, the Compensation Committee, the Public and Environmental Affairs Committee, and the Nominating and Corporate Governance Committee.

   The members of the Executive Committee are Niel C. Ellerbrook, Chairman, Andrew E. Goebel, Anton H. George, Robert L. Koch II, John M. Dunn, and Richard
P. Rechter. The Executive Committee acts on behalf of the board of directors of the Company when the board is not in session, except on those matters which require action of the full board of directors. The Executive Committee meets as required. There were four (4) meetings of the committee during the past fiscal year.

   The members of the Audit Committee are Anton H. George, chairman, John M. Dunn, John D. Engelbrecht, J. Timothy McGinley, and Jean L. Wojtowicz. The functions of the Audit Committee are described under "Report of the Audit Committee" below. There were four (4) meetings of the committee during the past fiscal year.

   The members of the Compensation Committee are Robert L. Koch II, chairman,
J. Timothy McGinley, Richard P. Rechter, Richard W. Shymanski, and Jean L. Wojtowicz. None of the members is an officer or employee of the Company. The committee has the responsibility of formulating recommendations to the board as to the compensation to be paid to the officers of the Company and certain of its subsidiaries. The committee administers the Company's At-Risk Compensation Plan and its other executive compensation plans. There were three (3) meetings of the committee during the past fiscal year. See the "Report of the Compensation Committee" below.

   The members of the Public and Environmental Affairs Committee are Richard W. Shymanski, chairman, Lawrence A. Ferger, William G. Mays, and Ronald G. Reherman. The duties and powers of the committee are to review current policies, programs, procedures, and processes of the Company and its subsidiaries affected by public policy and affecting the environment. It also reviews reports from Company management on public policy and environmental matters and monitors compliance with, and trends and emerging policy developments in, business and environmental regulation. In addition, the committee reports to the board of directors on public policy and environmental issues affecting the Company and its subsidiaries. There were two (2) meetings of the committee during the past fiscal year.

   In February of 2002, the board established the Nominating and Corporate Governance Committee. Membership on the committee is restricted to non-employee members of the board of directors. The members of that committee are Robert L. Koch, II, chairman, Anton H. George, William G. Mays, J. Timothy McGinley, and Richard W. Shymanski. The committee has responsibility to search for qualified nominees (including receiving communications submitted to the Company from shareholders relating to nominees) for election to the board, and evaluate and make recommendations to the board as to the qualifications of nominees. The committee will make recommendations concerning the composition, organization and functions of the board; make recommendations concerning the compensation for non-employee members of the board; monitor and consider the Company's corporate governance practices; and monitor and recommend the functions of the various committees of the board. The committee will review periodically the performance of the entire board, the Company's Shareholder Rights Agreement, and the Company's By-Laws and Articles of Incorporation. The committee will perform succession planning with respect to the Chairman and Chief Executive Officer and provide guidance with respect to the development of members of the board of directors. Subsequent to the committee's formation, the committee met and considered the candidates for reelection to the board of directors. At that meeting, the committee decided to recommend to the board that Messrs. Lawrence
A. Ferger, Ronald G. Reherman, and Richard W. Shymanski and Ms. Jean L. Wojtowicz should stand as the candidates for reelection at the Annual Shareholders Meeting.

                             DIRECTOR COMPENSATION

   Non-employee directors of the Company receive a cash retainer of $20,000 per year for service on the board. The fees are paid in the form of a monthly retainer of $1,666.66. Committee chairs receive a cash retainer of $2,000 per year, which is paid in the form of a monthly retainer of $166.66.

   Non-employee directors also receive a fee of $1,000 for each Company board meeting attended. Each non-employee member of a committee of the board is paid a fee of $1,000 for each meeting of the committee attended, and each non-employee chair of a committee is paid an additional fee of $500 for each meeting attended.

   On May 1, 2001, each non-employee member of the board received a grant of 387 shares of restricted stock under the Vectren Corporation Directors Restricted Stock Plan (formerly the Indiana Energy, Inc. Directors Restricted Stock Plan). The terms of that grant provide that, subject to certain limited exceptions, the restrictions will lift on May 1, 2002. At that time, if the director continues serving on the board he or she will receive the shares without restrictions. As part of the total compensation provided to non-employee directors, a similar sized grant will be made on May 1, 2002.

   On May 1, 2001, each non-employee member of the board also received a grant of 2,805 options to acquire one share of the Company's Common Stock for each option. The options were issued under the Company's At-Risk Compensation Plan. The terms of that grant provide that, subject to certain limited exceptions, the options will vest on May 1, 2002, and will be exercisable until May 1, 2011. If non-employee directors continue serving on the board, as part of the total compensation provided to non-employee directors, a similar sized grant will be made on May 1, 2002.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors, and persons who own more than 10 percent of the Company's common stock to file reports of ownership and changes in ownership concerning the common stock with the Securities and Exchange Commission, and to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's review of the Section 16(a) filings that the Company has received, the Company believes that all filings required to be made under Section 16(a) during 2001 were timely made. However, the Company did discover in preparing the filing on Form 5 for 2001 on behalf of John M. Dunn that the Company, which prepares these reports on behalf of its insiders, had inadvertently understated Mr. Dunn's ownership of Common Stock by 1,008 shares. This error has been corrected and the current filing on Form 5 accurately reflects Mr. Dunn's holdings of Company Common Stock.

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee oversees the Company's financial reporting process on behalf of the board of directors. The committee consists of five members, all of whom are independent from the Company and the Company's management in accordance with the New York Stock Exchange's listing requirements. The committee met four (4) times during the past fiscal year, and operates under a written Audit Committee Charter adopted by the board of directors of the Company on March 31, 2000. Under the Audit Committee Charter, the committee has the authority and the responsibility to select, evaluate, and replace the independent accountants, to review the scope, conduct, and results of audits performed, and to make inquiries as to the differences of views, if any, between such independent accountants and officers and employees of the Company and subsidiaries with respect to the financial statements and records and accounting policies, principles, methods and systems. It further considers whether the provision by the independent accountants of services for the Company in addition to the annual audit examination is compatible with maintaining the independent accountants' independence. Finally, the committee reviews the policies and guidelines of the Company and subsidiaries designed to ensure the proper use and accounting for corporate assets, and the activities of the Company's Internal Audit department.

   In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and acceptability of the Company's financial reporting and controls. The committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent accountants the accountants' independence from management and the Company, including the matters in the accountants' written disclosures required by the Independence Standards Board.

   The committee also discussed with the Company's internal auditors and independent accountants the overall scope and plans for their respective audits. The committee meets periodically with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

   Management is responsible for the Company's financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent accountants are responsible for auditing those financial statements. The committee's responsibility is to monitor and review these processes. It is not the committee's duty or responsibility to conduct auditing or accounting reviews or procedures. The committee members are not employees of the Company and may not be, and may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent accountants included in their report on the Company's financial statements. Furthermore, the committee's considerations and discussions with management and the independent accountants do not assure that the Company's financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards or that the Company's independent accountants are in fact "independent."

   In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission. The committee also evaluated and selected Arthur Andersen, LLP as the Company's independent accountants for fiscal year 2002. The committee further recommended to the board of directors that the shareholders of the Company be recommended to ratify this appointment.

                                          Audit Committee

                                          Anton H. George, Chairman
                                          John M. Dunn
                                          John D. Engelbrecht
                                          J. Timothy McGinley
                                          Jean L. Wojtowicz

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION
                     REPORT OF THE COMPENSATION COMMITTEE

   The Compensation committee is responsible for reviewing and approving all elements of the total compensation program for officers of the Company and certain of its subsidiaries and serves as the administrator of the annual and long-term incentive plan, including the Company's At-Risk Compensation Plan (the "At-Risk Plan"). The committee is also responsible for monitoring the Company's executive compensation programs to ensure that they are aligned with the Company's business strategies and financial goals. The committee is composed entirely of independent, non-employee directors.

A. Executive Compensation Policy.

   The Company's total compensation program for officers includes base salaries, as well as annual incentive and long-term incentive opportunities under the At-Risk Plan. The committee's primary objective is to achieve above-average performance by providing the opportunity to earn above-average total compensation (base salary, at-risk annual and long-term incentives) for above-average performance. Each element of total compensation is designed to work in concert. The total program is designed to attract, motivate, reward and retain the broad-based management talent required to serve customer, employee, and shareholder interests. The Company believes that the program also motivates the Company's officers to acquire and retain appropriate levels of stock ownership and is competitive with programs offered by comparable organizations of similar size. It is the opinion of the committee that the total compensation earned by Company officers in 2001 achieves these objectives and is fair and reasonable. Each aspect of the total compensation program is discussed in greater detail below.

B. Components of Executive Compensation.

  Base Salary

   Individual salaries are set based on market comparisons to actual pay for comparable positions within the utility industry, and industry in general. In determining actual salaries, the committee takes into consideration individual performance, experience, potential, and changes in executive responsibilities. Establishing industry-based salaries provides an objective standard by which to judge the reasonableness of the Company's salaries, maintains the Company's ability to compete for and retain qualified executives, and ensures that internal responsibilities are properly rewarded.

  Annual Incentive Compensation

   All of the Company's officers have a significant portion of their total compensation at risk. Participation in the annual incentive opportunity under the At-Risk Plan, which includes the chief executive officer, is extended to those positions that play key roles in achieving annual financial and operating objectives. Annual incentive opportunities are also based on periodic reviews of prevailing practices for comparable positions among similar companies of comparable size. The potential incentive award is determined annually by non-employee directors and is based upon a percentage of each participant's base salary. During the past year, target annual incentive opportunities for executive officers, excluding the chief executive officer, ranged from 25 to 55 percent of base salary.

   For 2001, under the At-Risk Plan, the committee established two performance metrics to be used for determining whether and to what extent annual incentive payments would be made to participants. One metric was based upon the Company's achievement of specified earnings per share ("EPS") measures, as adjusted for normal weather and certain extraordinary and non-recurring events that were identified by the committee at the time of the establishment of the metrics and were expected to occur during the year. For 2001, this metric represented a significant portion of the total annual incentive payment opportunity. The committee established three 2001 EPS measures for payments: threshold (zero payment); target; and maximum (two times target incentive). Linear interpolation was to be used for results between threshold, target and maximum. Because the Company's 2001 EPS, as adjusted for the items established by the committee and referenced above, did not exceed threshold, there was no payment to executives under the At-Risk Plan for this metric.

   The other metric was based upon achieving a specified level of safety performance during 2001, and represented the balance of the total annual incentive opportunity. This metric was designed to incent the minimization of OSHA recordable accidents at the Company and the Company's regulated subsidiaries. Similar to the EPS metric, the committee established achievement standards for 2001 OSHA Recordable Accidents: threshold; target; and maximum. Similar to the measurement used for the first metric, linear interpolation was used for results between threshold, target and maximum. In 2001, the actual number of OSHA recordable accidents resulted in a maximum payment with respect to this metric.

   The annual incentive payments shown in the Summary Compensation Table for 2000 compensation (and paid in calendar year 2001) include payments that were for the performance period from April 1, 2000 through December 31, 2000. At the time of the preparation of last year's proxy statement, these payments were not yet calculable and authorized by the Committee and, as a result, they were not able to be reported in that proxy statement. For this partial-year period, the target annual incentive opportunities for the executive officers, excluding the CEO, ranged from 25 to 50 percent. For this partial year period, the committee established one metric, earnings per share, as adjusted for normal weather and certain extraordinary and non-recurring events which were specifically identified by the committee. Similar to the 2001 program, for this partial year period the committee calibrated the incentive payouts using measures for threshold (zero payment), target, and maximum (two times target incentive). Based upon the Company's actual EPS, as adjusted pursuant to the methodology established as part of the EPS metric, incentive payments at 1.9 times target were authorized. The actual incentive payments were adjusted on a pro-rata basis to reflect the nine-month performance period.

   The amounts payable under the At-Risk Plan for 2002 will be determined and paid early in 2003 and accordingly will be reflected in next year's proxy statement as part of calendar year 2002 compensation.

  Long-Term Incentive Compensation

   The purpose of the long-term incentive opportunity under the At-Risk Plan is to retain and motivate the Company's principal officers to increase their incentive to work toward the attainment of the Company's long-term growth and profit objectives. Under the plan, the committee recommends to the board of directors, and the non-employee directors determine, the executive officers, as well as other principal officers, to whom grants will be made and the percentage of each officer's base salary to be used for determining the number of shares or options to be granted. Like the potential cash payment that may be received as the annual incentive opportunity under the At-Risk Plan, this component of total compensation is also performance driven and totally at-risk.

   As a result of the shareholders approval of the At-Risk Plan in 2001, the committee authorized grants of stock options at the market price on the date of grant to each of the Company's key employees. The award of options under the At-Risk Plan varied for each participant and was based upon market data that established the appropriate market level for those payouts consistent with the Executive Compensation Policy described above. The award was predicated upon a review of long-term market incentive compensation data as of January 2001, and provides that the options will vest in 20 percent increments as of January 1, 2002, and, thereafter, on each January 1 through 2006. The options have a term of ten years. The Company did not make any other equity-based awards in 2001, and the committee does not plan to make any additional long-term grants to executives during calendar year 2002.

   It is the opinion of the committee that the long-term Plan meets the objective of providing executive officers, as well as other principal officers, with the appropriate long-term interest in maximizing shareholder value. A participant's increased level of equity in the Company is contingent upon the additional enhancement of shareholder value relative to the performance of the Company's common stock. In addition, the vesting restrictions provide an incentive for all plan participants to remain with the Company.

C. Chief Executive Officer Compensation.

   The compensation of Niel C. Ellerbrook, Chairman and Chief Executive Officer, consists of the same components as for other executive officers, namely base salary, an at-risk payment under the annual incentive plan, and an at-risk long-term incentive.

   In establishing Mr. Ellerbrook's total compensation for 2001, the committee considered the total compensation of other chief executive officers in comparable companies, the financial and business performance of the Company, and a subjective evaluation of the leadership role provided by Mr. Ellerbrook.

   Mr. Ellerbrook's base salary was established on the same basis as the other Company officers. This basis was described previously in this report.

   Mr. Ellerbrook's annual incentive opportunity and actual payment received for 2001 were established pursuant to the At-Risk Plan and was based upon the two metrics described in section B of this report--2001 EPS and Safety. With respect to 2001 EPS, which accounted for the vast majority of Mr. Ellerbrook's annual incentive opportunity, he received no payment. Regarding Safety, he received the maximum payment, which was the balance of the annual incentive opportunity. This method of measurement ensured the linkage of this aspect of Mr. Ellerbrook's compensation to the Company's financial performance, as well as the maintenance of a safe workplace. Mr. Ellerbrook was eligible to receive a target annual incentive opportunity of 70 percent of salary and a maximum annual incentive of 140 percent of salary.

   As with the other executives, the incentive payment shown for Mr. Ellerbrook for 2000 (and paid in 2001) was based, in part, on the performance period of April 1, 2000 to December 31, 2000 and for that partial year period was based entirely on EPS. For this partial year period, Mr. Ellerbrook was eligible to receive a target annual incentive of 70 percent and a maximum of 140 percent of base salary. As described previously, based upon the Company's actual EPS, as adjusted pursuant to the methodology established as part of the EPS metric, Mr. Ellerbrook received an incentive payout of 1.9 times target, which was further adjusted on a pro-rata basis to reflect the nine-month performance period.

   Mr. Ellerbrook's receipt of stock options under the At-Risk Plan is likewise directly linked to the Company's performance. Whether the options have value and, if so, in what amount, will depend upon the performance of the Company's common stock.

   For the same reasons expressed above with respect to the conclusion regarding the appropriateness of the total compensation provided other executive officers, it is the opinion of the committee that Mr. Ellerbrook's total compensation is reasonable and appropriate.

D. Share Ownership.

   The Company's share ownership policy requires officers and directors to meet share ownership targets. That policy was adopted in 2000 and it provides for a five year transition period for officers to comply. The Committee expects the officers to make ratable progress toward compliance each year. The program includes these key features:

   . Participants who are officers have a share ownership target based on a multiple of their base salary, ranging from two times base salary for certain participants to five times for Mr. Ellerbrook. As of the end of 2001, four of the five named executive officers listed in the compensation table on page 14, already exceed the established ownership requirements.

.. Participants who are non-employee board members have a share ownership target of five times the annual retainer amount of $20,000. As of the end of 2001, ten of the eleven non-employee board members already exceed the established ownership requirement.

   . As an incentive to maximize shareholder value, a participant may count toward his or her target the value of owned shares, including phantom units of Company stock in the Company's Non-Qualified Deferred Compensation Plan, the value of vested "in the money" stock options and the market value of restricted shares, with market value based on the market price of the Company's common shares.

E. Compensation Consultant, Termination Benefits Agreements And Deductibility Of Executive Compensation.

   To assist the committee, the services of an independent compensation consultant are utilized. The consultant assists by evaluating the total compensation system relative to the compensation systems employed by comparable companies. The consultant also provides an additional measure of assurance that the system is a reasonable and appropriate means to achieve the Company's objectives.

   As described elsewhere under the heading "Employment And Termination Benefits Agreements," the Company has entered into employment agreements with each of the executive officers. These agreements do not affect in any manner the recommendations of the committee and the determinations by the non-employee members of the board with respect to the total compensation provided the executive officers.

   In 1993, Congress enacted Section 162(m) of the Internal Revenue Code ("Code"), applicable to the individual executives named in the Summary Compensation Table, that disallows corporate deductibility for "compensation" paid in excess of One Million Dollars unless the compensation is payable solely on achievement of an objective performance goal. The "At-Risk Compensation Plan" has been structured to satisfy the requirements of 162(m) of the Code. Consequently, the committee does not anticipate that in the future the compensation paid to executive officers in the form of base salaries and incentive compensation will be non-deductible under Section 162(m) of the Code.

                                          Compensation Committee

                                          Robert L. Koch II, Chairman
                                          J. Timothy McGinley
                                          Richard P. Rechter
                                          Richard W. Shymanski
                                          Jean L. Wojtowicz

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The functions and members of the Compensation Committee are set forth above under "Meetings And Committees of the Board of Directors." None of the members of the Compensation Committee has served as an officer or employee of the Company or a subsidiary of the Company.

                                 COMPENSATION

   The following tabulation shows for years 1999, 2000, and 2001, the compensation paid by the Company and its subsidiaries to each of the five most highly compensated executive officers of the Company and its subsidiaries in all capacities in which they serve.

                                    TABLE I

                          SUMMARY COMPENSATION TABLE

              (a)               (b)     (c)        (d)       (e)       (g)        (h)      (i)
                                          Annual Compensation       Long-term CompensationPayouts
                                ---- ------------------------------ -----------------------------
                                                            Other                          All
                                                           Annual                         Other
                                                            Com-     Options     LTIP    Compen-
                                                Bonus ($) pensation (# Shares)  Payouts  sation
Name and Principal Position     Year Salary ($)    (1)     ($)(2)      (3)      ($)(4)   ($)(5)
---------------------------     ---- ---------- --------- --------- ----------  -------  -------
Niel C. Ellerbrook............. 2001  548,847     77,000   51,903    230,000         --  120,278
 Chairman and                   2000  470,873    583,357   19,063         --    496,433  399,126
 Chief Executive Officer        1999  363,946    203,829   19,933         --    214,863   51,286

Andrew E. Goebel............... 2001  359,328     39,600   27,145    100,000         --   44,674
 President and                  2000  326,143    369,000    6,720         --         --   17,638
 Chief Operating Officer        1999  275,014     80,156       --     49,973         --   13,023

Carl L. Chapman................ 2001  269,617     27,000   17,647     85,000         --   39,083
 Executive Vice President       2000  244,437    226,326    7,098         --    218,066  220,132
 President Vectren Enterprises  1999  214,615    119,879    9,589         --    153,335   31,249

Jerome A. Benkert Jr........... 2001  249,423     22,500   13,339     50,000         --   33,904
 Executive Vice President and   2000  208,943    156,422    5,347         --    163,389  159,550
 Chief Financial Officer        1999  164,692     75,405    5,807         --     37,207   18,492

Ronald E. Christian............ 2001  229,616     18,400   11,419     50,000         --   36,330
 Senior Vice-President, General 2000  204,670    153,910    3,857         --    135,352  101,718
 Counsel and Secretary          1999   81,780     15,144    1,030         --         --   76,543

   Earnings are shown on a calendar year basis.

(1) The amounts shown in this column for 2001 are payments under the Company's At-Risk Compensation Plan, which is discussed above in Part B, relating to "Annual Incentive Compensation," and Part C of the Compensation Committee Report. The amounts shown in this column for 2000 include payments under the Company's Executive Annual Incentive Plan, Indiana Energy's Annual Management Incentive Plan (for Mr. Ellerbrook, Mr. Chapman, Mr. Benkert, and Mr. Christian), and the SIGCORP Corporate Performance Plan (for Mr. Goebel). The amount paid to Mr. Goebel in 1999 is attributable to SIGCORP's performance in the previous year. For Mr. Ellerbrook, Mr. Chapman, Mr. Benkert, and Mr. Christian, bonus payments shown in 1999 are attributable to Indiana Energy's performance for the 1999 fiscal year.
   The amounts shown for 2001 are attributable to the Company's At-Risk Compensation Plan for the performance period of January 1 to December 31, 2001.

   Included in year 2000 of the table are payments attributable to the Company's Executive Annual Incentive Plan for the performance period of April 1 to December 1, 2000 (Mr. Ellerbrook, $489,000; Mr. Goebel, $232,000; Mr. Chapman, $178,000; Mr. Benkert, $125,000; and Mr. Christian, $120,000).
   As of the time of the preparation of the proxy statement for last year's meeting, these payments were not yet calculable and were not determined by the Compensation Committee until after the finalization and mailing of the proxy statement.
   At the close of the merger of Indiana Energy and SIGCORP into the Company on March 31, 2000, the existing annual incentive programs of the two companies were terminated and a "stub year" payout was made based on the portion of the performance cycle that had passed. For Indiana Energy, a prorated payout for six months, October 1, 1999 to March 31, 2000 was made. For Mr. Ellerbrook ($94,357), Mr. Chapman ($48,326), Mr. Benkert ($31,422), and Mr. Christian ($33,910), these bonus payments are included in year 2000 in the table. For the SIGCORP Performance Plan, a prorated payout for three months, January 1, 2000 to March 31, 2000 was made. For Mr. Goebel, this stub year bonus was $29,500. Also included in 2000 for Mr. Goebel, ($107,500) is the payment attributable to SIGCORP's performance for the period January 1 to December 31, 1999.
(2) The amounts shown in this column are dividends paid on restricted shares issued under the Vectren Corporation Executive Restricted Stock Plan (formerly the Indiana Energy Executive Restricted Stock Plan), which was adopted by the Company on March 31, 2000. No restricted shares were issued to executives in 2001. Mr. Goebel did not participate in the Stock Plan prior to March 31, 2000.
(3) For 1999, the options shown in this column were restated to reflect the conversion ratio of 1.333 described above in Section titled "Voting Securities." The options shown for year 2001 were issued under the Company's At-Risk Compensation Plan. For further information, see the discussion above in Part B relating to "Long-term Incentive Compensation," and Part C of the Compensation Committee Report.
(4) The amounts shown in this column represent the value of shares issued under the Vectren Corporation Restricted Stock Plan and for which restrictions were lifted in each year. At the time of the merger, Indiana Energy executives had restricted stock performance grants relating to open performance measurement periods. (Under normal circumstances, at the close of each performance cycle, Indiana Energy's Total Shareholder Return would have been compared to a peer group and the number of restricted shares granted would have been adjusted in accordance with the plan.) The Board concluded that it would be difficult, if not inappropriate, to use Vectren's performance to make adjustments to the prior grants. Based upon the frequency of past performance grants, the Board awarded 75 percent of the present value of the potential performance grants. The value of these grants is included in the 2000 row. Grants related to this closing cycle are: Mr. Ellerbrook--10,758 shares, $213,493; Mr. Chapman--4,926 shares, $97,756; Mr. Benkert--3,828 shares, $75,967, Mr. Christian--2,674 shares,
    $53,066. The balance of the value in the 2000 row reflects stock from other grant cycles for which restrictions were lifted in 2000 coincident with the consummation of the merger.
(5) The amount shown in this column represents several compensation elements.
    a) Relocation--As a result of the Vectren merger, many employees of Indiana Energy were asked to move to Evansville, Indiana, the new headquarters of Vectren Corporation. As part of a relocation program, relocating employees were offered a "relocation bonus" equal to 25 percent of their annual base salary and other allowances related to the move. Of the five officers discussed in this section, four relocated and, therefore, received income related to relocation: Mr. Ellerbrook--$204,797, Mr. Chapman--$114,919, Mr. Benkert--$86,817, Mr. Christian--$79,394. These
       payments were made in year 2000. Mr. Christian also received reimbursement for taxable relocations expenses in 1999-- $72,168.
    b) Change-in-Control Walk-Away Provisions--Several Indiana Energy officers had change-in-control agreements at the time of the merger. These agreements contained "walk-away" provisions that would have allowed officers to exercise their agreements anytime within a thirteen-month period following the close of the Vectren merger. The Board felt it was important to maintain the continuity of the officer group through the merger process and asked that all change-in-control agreements be terminated at the close of the merger and new agreements be put in place. Recognizing the value of the walk-away provision, the Board felt that officers should be compensated for losing the right to exercise the provision. A settlement equal to 25 percent of the officers' annual base salary was made. Of the five officers discussed in this section, three received these settlements:
       Mr. Ellerbrook--$122,500, Mr. Chapman--$62,500, Mr. Benkert--$55,000.
       These amounts were paid in 2000.
    c) For Mr. Ellerbrook, Mr. Chapman, Mr. Benkert, Mr. Christian, the balance of this column reflects Company contributions to the retirement savings plan (Ellerbrook: 2001--$10,031, 2000--$10,200, 1999--$9,600, Chapman:
       2001--$10,200, 2000--$10,200, 1999--$9,600, Benkert: 2001--$10,200,
       2000--$10,200, 1999--$9,600, Christian: 2001--$8,367, 2000--$9,911) the
       dollar value of insurance premiums paid by, or on behalf of, the Company and its subsidiaries with respect to split-dollar life insurance for the benefit of executive officers (Ellerbrook: 2001--$47,444, 2000--$24,496, 1999--$18,746; Chapman: 2001--$11,101, 2000--$8,880, 1999--$8,589;
       Benkert: 2001--$7,549, 2000--$4,705, 1999--$4,423, Christian:
       2001--$12,793, 2000--$10,255), credits for flexible spending accounts, wellness, and perfect attendance (Ellerbrook: 2000--$75, 1999--$579;
       Chapman: 2000--$150, 1999--$438; Benkert: 2000--$196, 1999--$196;
       Christian: 2000--$125), deferred compensation contributions to restore employer contributions to the Company Retirement Savings Plan (Ellerbrook: 2001--$52,240, 2000--$18,174, 1999--$12,237, Chapman:
       2001--$16,657, 2000--$4,507, 1999--$3,277; Benkert: 2001--$12,265,
       2000--$2,632, 1999--$282, Christian: 2001--$12,610, 2000--$2,033,
       1999--$4,375), reimbursement for taxable expenses (Ellerbrook:
       2001--$10,563, 2000--$12,884, 1999--$10,124; Chapman: 2001--$1,125,
       2000--$18,977, 1999--$9,345; Benkert: 2001--$3,890, 1999--$,3,991;
       Christian: 2001--$2,560), and non-cash earnings (Ellerbrook:
       2000--$6,000).
    d) For Mr. Goebel, this column contains income related to reimbursement for taxable expenses (2001-- $9,195, 2000--$954, 1999--$1,540), imputed earnings from automobile usage (2000--$961, 1999--$6,683), Company contributions to the retirement savings plan (2001--$10,200, 2000--$10,184, 1999--$4,800), and deferred compensation contributions to restore employer contributions to the Company Retirement Savings Plan (2001--$25,280). In addition, at the close of the merger, officers coming from SIGCORP were no longer furnished with company automobiles (Indiana Energy executives were not furnished with company automobiles). As a result of the termination of this perquisite, Mr. Goebel was given a one-time automobile buyout of $5,538, paid in 2000.

                                   TABLE II

                OPTION/STOCK APPRECIATION RIGHTS ("SAR") GRANTS
                              IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                     % of Total
                         Number of    Options/
                        Securities      SARs
                        Underlying   Granted to
                         Options/    Employees    Exercise or                    Grant Date
                           SARs      in Fiscal    Base Price                      Present
Name                   Granted(#)(1)    Year    (Per Share) ($) Expiration Date Value ($)(2)
----                   ------------- ---------- --------------- --------------- ------------
Niel C. Ellerbrook....   230,000/0     29.34        $22.54         5/1/2011      $1,269,600
Andrew E. Goebel......   100,000/0     12.76        $22.54         5/1/2011         552,000
Carl L. Chapman.......    85,000/0     10.84        $22.54         5/1/2011         469,200
Jerome A. Benkert, Jr.    50,000/0      6.38        $22.54         5/1/2011         276,000
Ronald E. Christian...    50,000/0      6.38        $22.54         5/1/2011         276,000

--------
(1) In 2001 a total of 783,999 options were awarded to all plan participants under the Vectren Corporation At-Risk Compensation Plan. Stock options are exercisable in whole or in part from the date of the grant for a period of ten years. This grant has a vesting schedule pursuant to which 20 percent vests each year for the first five years.
(2) The assumptions used for the Model are as follows: Volatility--25.79 percent based on monthly stock prices for the period of March 1, 1998 to February 28, 2001; Risk-free rate of return--5.75 percent; Dividend Yield--4.30 percent over the period of March 1, 1998 to February 28, 2001; and, a ten-year exercise term. Discount of .9159 applied to reflect 5-year graduated vesting schedule. (Per binomial model as certified by an independent consultant.)

                                   TABLE III

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES
                          FROM 1/1/2001 TO 12/31/2001

                                           Number of Securities      Value of Unexercised
                        Shares            Underlying Unexercised     In-The-Money Options
                       Acquired  Value   Options As of 12/31/2001      As of 12/31/2001
                          on    Realized ------------------------- -------------------------
Name                   Exercise   ($)    Exercisable Unexercisable Exercisable Unexercisable
----                   -------- -------- ----------- ------------- ----------- -------------
Niel C. Ellerbrook....      0   $     0          0      230,000     $      0     $331,200
Andrew E. Goebel......  6,377   $59,013    117,704      100,000     $611,256     $144,000
Carl L. Chapman.......      0   $     0          0       85,000     $      0     $122,400
Jerome A. Benkert, Jr.      0   $     0          0       50,000     $      0     $ 72,000
Ronald E. Christian...      0   $     0          0       50,000     $      0     $ 72,000

                                   TABLE IV

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                           Estimated Future Payouts
                                                       Under Non-Stock Price-Based Plans
                                                      -----------------------------------
         (a)                 (b)             (c)          (d)            (e)       (f)
                                         Performance
                                          or Other     Threshold
                          Number of     Periods Until    Number        Target    Maximum
                       Shares; Units or  Maturation        of         Number of Number of
                       Other Rights (1)   or Payout      Shares        Shares    Shares
                       ---------------- ------------- ------------    --------- ---------
Niel C. Ellerbrook....        0               0            0              0         0
Andrew E. Goebel......        0               0            0              0         0
Carl L. Chapman.......        0               0            0              0         0
Jerome A. Benkert, Jr.        0               0            0              0         0
Ronald E. Christian...        0               0            0              0         0

--------
(1) No restricted shares were awarded to Executives during fiscal year 2001 under the Vectren Corporation Restricted Stock Plan or the Company's At-Risk Compensation Plan.

                            RETIREMENT SAVINGS PLAN

   During the past fiscal year, the Company sponsored the Retirement Savings Plan which covers both bargaining and non-bargaining employees. Effective as of July 1, 2000, retirement savings plans maintained by SIGCORP and its subsidiaries were merged with and into the Company's Retirement Savings Plan.

   In general, the Company's Retirement Savings Plan permits participants to elect to have not more than 19 percent (or, effective January 1, 2002, 50 percent) of their qualified compensation (subject to certain maximums imposed on highly compensated employees by the Internal Revenue Code) invested on a tax-deferred basis in shares of the Company's common stock or various investment funds. Non-bargaining participants in the Savings Plan who were employees of Indiana Energy or its subsidiaries before the merger with the Company have matching Company contributions made to the plan on their behalf equal to 50 percent of their contributions not in excess of 6 percent of their individual redirected compensation and non-matching contributions of 3 percent; non-bargaining participants in the Savings Plan who were not employees of Indiana Energy or its subsidiaries before the merger with the Company have matching Company contributions made to the plan on their behalf equal to 50 percent of their contributions not in excess of 6 percent of their individual redirected compensation. Also, a 3 percent Company contribution is made to the Savings Plan for all eligible non-bargaining employees at the end of each year who were not employees of Indiana Energy or its subsidiaries before the merger and who did not elect to stay in the SIGECO defined benefit formula as it existed before the merger. Effective January 1, 2002, the 3 percent annual contribution will not be made for employees of certain non-regulated subsidiaries.

   The Summary Compensation Table shows the value of contributions made to the plan for executive officers in the column marked "All Other Compensation."

                               RETIREMENT PLANS

   During the past fiscal year, the Company sponsored a defined benefit pension plan covering full-time employees of the Company and certain of its subsidiaries who meet certain age and service requirements. The Company's plan covers salaried employees, including executive officers, and provides fixed benefits at normal retirement age based upon compensation and length of service, the costs of which are fully paid by the employer and are computed on an actuarial basis. The pension plan also provides for benefits upon death, disability and early retirement under conditions specified therein. The remuneration covered by this plan includes all compensation for regular work periods (including overtime and bonuses). As of July 1, 2000, the retirement plans maintained by SIGECO were merged into, and became part of, the Company's defined benefit pension plan.

   During the past fiscal year, the Company had a supplemental pension plan covering certain of the principal officers of the Company and its subsidiaries. The supplemental pension plan provides fixed benefits at normal retirement age based upon compensation and is computed on an actuarial basis. The supplemental pension plan also provides for benefits upon death, disability and early retirement under conditions specified therein, including service requirements. This supplemental pension plan also provides a reduced benefit to a participant who voluntarily terminates his employment with a participating employer (which may consist of the Company or one or more of its subsidiaries) before normal retirement age (65), but following a change in control of the Company. The remuneration covered by the supplemental pension plan includes all compensation for regular work periods (including incentive payments and other forms of additional compensation).

   Upon retirement at or after age 65, any participant in the supplemental pension plan will, in general, be entitled to an annual pension for life which, when added to primary Social Security benefits, defined benefit pension plan benefits, described above, and benefits under the Retirement Savings Plan attributable to contributions by participants' employers, will equal approximately 65 percent of the participant's average annual compensation during the 60 consecutive calendar months immediately preceding the participant's retirement date. The amounts paid under the supplemental pension plan are unfunded and are paid from the general assets of the Company.

   The following table illustrates the estimated normal annual retirement benefits payable to a covered participant retiring at age 65 under the supplemental pension plan, under the defined benefit plan based on the specified remuneration, under the Retirement Savings Plan attributable to contributions made by the Company and, as pertinent, one or more of its subsidiaries, and including an estimated primary Social Security Benefit. The compensation included in the Summary Compensation Table under salary and payments under the annual Incentive Plan qualifies as remuneration for purposes of these plans. The amounts shown do not reflect reductions, which would result from joint and survivor elections.

                              PENSION PLAN TABLE

                                     Years of Service(1)
                             -----------------------------------
                 Covered                                  30
                Remuneration    15       20       25    or more
                ------------ -------- -------- -------- --------
                  $125,000.. $ 40,625 $ 54,167 $ 67,708 $ 81,250
                  150,000...   48,750   65,000   81,250   97,500
                  175,000...   56,875   75,833   94,792  113,750
                  200,000...   65,000   86,667  108,333  130,000
                  225,000...   73,125   97,500  121,875  146,250
                  250,000...   81,250  108,333  135,417  162,500
                  300,000...   97,500  130,000  162,500  195,000
                  350,000...  113,750  151,667  189,583  227,500
                  400,000...  130,000  173,333  216,667  260,000
                  450,000...  146,250  195,000  243,750  292,500
                  500,000...  162,500  216,667  270,833  325,000

--------
(1) The compensation covered by the plans includes the salary and incentive payments shown on the Summary Compensation Table. Years of service are not used in calculating the benefit amount under the Unfunded Supplemental Retirement Plan. Benefits under the supplemental plan above would be offset by Social Security and benefits under the defined benefit plan and Retirement Savings Plan attributable to contributions made by the Company and, as pertinent, one or more of its subsidiaries.

(2) Although the benefit attributable to the Savings Plan may be paid in a single lump sum payment, it has been converted to an annual benefit for purposes of this table. The estimated aggregate annual pension plan benefit may be greater than the amounts in the table to the extent that the Savings Plan benefit, after conversion to an annual benefit and when added to the annual benefit under the applicable defined benefit plan, exceeds the amount specified in the table. Since the Savings Plan has only been in effect for a few years, it is unlikely in the near future that the aggregated Savings Plan benefit and defined benefit plan benefits will exceed the amount specified in the table.

                               STOCK OPTION PLAN

   Prior to the merger with the Company, SIGCORP maintained its 1994 Stock Option Plan. Effective as of the merger, each unexpired and unexercised option to purchase SIGCORP common shares was automatically converted into an option to purchase the number of the Company's common shares that could have been purchased under the original option multiplied by 1.333. The exercise price per share of Company common stock under the new options is equal to the original per share option exercise price divided by 1.333. To date, a total of 999,752 options have been granted. Since the merger, no additional options have been granted under the 1994 Stock Option Plan, nor does the Company intend to issue any additional options under this plan.

                             EMPLOYMENT AGREEMENTS

   The Company, with the approval of the board of directors, has entered into employment agreements with Messrs. Niel C. Ellerbrook, Andrew E. Goebel, Jerome
A. Benkert, Carl L. Chapman and Ronald E. Christian, each dated as of March 31, 2000. Each agreement continues for a period of three years, and is automatically renewable on a month-to-month basis thereafter unless notice is given by either party of its intention to terminate the agreement at the end of the then current period. Each individual is entitled to compensation consisting of an annual aggregate base salary, an annual bonus opportunity based on established performance targets, and such additional compensation as the board of directors determines throughout the employment period. Under the agreements, each individual is eligible to participate in all long-term incentive plans, all stock incentive plans, and all savings and retirement plans to the extent applicable generally to other peer executives of the Company. Each agreement is also subject to termination in the event of disability, death, or voluntary retirement by the individual, attainment by the individual of the age of 65, or his termination for cause.

   Each employment agreement also requires the Company to pay amounts to the individual when the applicable employment agreement has been terminated under the following circumstances:

   . If the Company terminates the employment of the executive for any reason
     (other than cause, death, the executive's attainment of age 65, or the executive's total and permanent disability); or

   . If the executive voluntarily terminates his employment for good reason
     (i.e., certain material changes in the terms of the executive's employment); or

   . The executive voluntarily terminates his employment without reason during the 30-day period immediately following the first anniversary of a change of control of the Company.

   If an employment agreement is terminated coincident with or after an acquisition of control of the Company, the Company is required to pay to the individual a cash amount equal to: (a) the executive's annual base salary plus the highest bonus paid to the executive during the previous three years multiplied by (b) the lesser of three, or the number of years (rounded to the nearest twelfth ( 1/12th) of a year) between the date the employment agreement is terminated and the executive's attainment of age 65. If an employment agreement is terminated under any of the other circumstances described above, the Company is required to pay to the individual a cash amount equal to: (a) the executive's annual base salary plus the highest bonus paid to the executive during the previous three years multiplied by (b) the number of years remaining in the employment agreement's term (rounded to the nearest twelfth
( 1/12th) of a year). In addition to the cash payment, if an employment agreement terminates under any of the circumstances described above, any restricted stock, stock options, and any other stock awards under any Company sponsored plan or arrangement that were outstanding (immediately prior to March 31, 2000) become immediately vested and/or exercisable.

   As part of a restructuring of the Company in 2001, certain officers and employees of the Company or subsidiary companies were terminated under early retirement agreements and their previous employment agreements were terminated. Under the terms of a retirement agreement with J. Gordon Hurst, formerly an Executive Vice President of the Company, the Company agreed to make the following severance payments to Mr. Hurst: 2001--$116,746; 2002--$1,067,316; 2003--$584,752; 2004--$526,817.

                             CORPORATE PERFORMANCE

   The following Total Return to Shareholders graph compares the performance of the Company with that of the S&P 500 Composite and the S&P Utilities Index.

                COMPARISON OF 21 MONTH CUMULATIVE TOTAL RETURN*
                AMONG VECTREN CORPORATION, THE S & P 500 INDEX
                         AND THE S & P UTILITIES INDEX

                                    [CHART]

                       DOLLARS

             Vectren    S & P     S & P
           Corporation   500     Utilities
4/3/2000     100.00     100.00    100.00
 6/00         86.42      97.34    106.70
 9/00        103.05      96.40    141.33
12/00        131.40      88.86    147.73
 3/01        111.02      78.32    137.27
 6/01        108.64      82.91    129.41
 9/01        119.02      70.74    106.24
12/01        128.97      78.30    102.78

*$100 INVESTED ON 4/3/00 IN COMPANY COMMON STOCK OR IN THE S & P 500 UTILITY
      INDEX ON 3/31/00--INCLUDING REINVESTMENT OF DIVIDENDS FOR THE PERIOD.

        ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   The board of directors recommends that the stockholders ratify the selection of Arthur Andersen, LLP ("Andersen") as independent public accountants to examine the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2002. A representative of Andersen will be present at the annual meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

   The votes cast for ratification must exceed the votes cast against ratification. Abstentions will not be counted either for or against the proposition. In the event the stockholders fail to ratify the appointment, the Audit committee of the board of directors will consider it as a direction to select other auditors. Even if the selection is ratified, the board of directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the board of directors determines that such change would be in the best interest of the Company and its stockholders.

   The board of directors recommends voting "FOR" this proposal.

                 INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY

   The board of directors has recommended that the stockholders ratify the selection of Andersen as the independent public accountants of the Company and its subsidiaries for fiscal year 2002. See "Report of the Audit Committee," and "Item 2. Ratification Of Appointment Of Independent Accountants."

Audit Fees

   The aggregate fees paid to Andersen for professional services rendered for the audit of the Company's 2001 fiscal year annual financial statements, and the reviews of the Company's financial statements included in the Company's Forms 10-Q filed during the Company's 2001 fiscal year were $481,000. This includes fees incurred for audit services related to certain of the Company's subsidiaries, in connection with the audit of the Company's financial statements.

Financial Systems Design and Implementation Fees

   No services were rendered by Andersen during the Company's 2001 fiscal year in connection with: (a) operating or supervising the operation of the Company's information system; or (b) designing or implementing a hardware or software system that aggregates source data underlying the Company's financial statements or generates information that is significant to the Company's financial statements.

All Other Fees

   The aggregate fees paid to Andersen for other services totaled $1,452,000. Of this amount, audit-related fees were $767,000 and consisted of (i) assistance with registration statements, comfort letters, consents and other communications with the Securities and Exchange Commission, (ii) assistance with and consultation on various accounting issues and changes in accounting standards, and (iii) audits of employee benefit plans. Fees paid to Andersen for other services totaled $685,000 and consisted of (i) tax planning and review of tax returns of the Company, and (ii) customer information system conversion consultation and controls assessment.

   The Audit committee of the board of directors has considered whether the provision by Andersen of the services described above is compatible with maintaining Andersen's independence.

                        COST AND METHOD OF SOLICITATION

   The cost of preparing, assembling, printing and mailing this proxy statement, the enclosed proxy and any other material which may be furnished to shareholders in connection with the solicitation of proxies for the meeting will be borne by the Company. The Company has retained D. F. King & Company to assist in soliciting proxies from shareholders, including brokers' accounts, at an estimated fee of $6,500 plus reasonable out-of-pocket expenses. In addition, some of the officers and regular employees of the Company, who will receive no compensation therefor in addition to their regular salaries, may solicit proxies by telephone, telegraph or personal visits, and it is estimated that the cost of such additional solicitation, if any, will not exceed $500, and will be borne by the Company. The Company expects to reimburse banks, brokerage houses and other custodians of stock for their reasonable charges and expenses in forwarding proxy material to beneficial owners.

                                 ANNUAL REPORT

   A copy of the Company's annual report, including consolidated financial statements for the fiscal year ended December 31, 2001, was mailed to shareholders on or about March 15, 2002.

                               REVOCATION RIGHTS

   A shareholder executing and delivering the enclosed proxy may revoke it by written notice delivered to the secretary of the Company, or in person at the annual meeting, at any time before the authority granted by it is exercised.

                    NOMINATION OF DIRECTORS BY SHAREHOLDERS

   If a shareholder entitled to vote for the election of directors at a shareholders' meeting desires to nominate a person for election to the board of directors of the Company, pursuant to the Company's By-Laws, any such nominations must be made pursuant to notice delivered to, or mailed and received at, the principal office of the Company, not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of the shareholders for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such shareholder notice shall be given by the later of: (a) the date 90 days prior to the actual date of shareholder meeting, or (b) the tenth day following the day on which the annual meeting date is first publicly announced or disclosed. In any case, such shareholder's notice must set forth, in addition to the name and address of the shareholder submitting the nomination, as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in the solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person's written consent to be named in the proxy statement as a nominee and to serve as a director, if elected), and (v) the qualifications of the nominee to serve as a director of the Company.

                SHAREHOLDERS' PROPOSALS FOR 2003 ANNUAL MEETING

   Under Rule 14a-8 of the Securities Exchange Act of 1934, shareholders of the Company may present proper proposals for inclusion in the Company's proxy statement and for consideration at the 2003 annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be so included for the

2003 annual meeting, shareholder proposals must be received at the Company's principal office, 20 N. W. Fourth Street, Evansville, Indiana 47708, Attention:
Corporate Secretary, no later than November 15, 2002, and must otherwise comply with the requirements of Rule 14a-8.

   If a shareholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the shareholder must follow procedures outlined in the Company's Code of By-Laws. A copy of these procedures is available upon request from the Corporate Secretary at the address referenced above. One of the procedural requirements in the Company's Code of By-Laws is timely notice in writing of the business the shareholder proposes to bring before the meeting. To be timely a shareholder's notice must be delivered to, or mailed and received at, the principal office of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of the shareholders for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such shareholder notice shall be given by the later of: (a) the date 90 days prior to the actual date of shareholder meeting, or (b) the tenth day following the day on which the notice of the annual meeting is first publicly announced or disclosed. The shareholder's notice must set forth (i) a brief description of the matter to be brought before the meeting, (ii) the name and address as they appear on the corporate records of the shareholder proposing the business, (iii) the number of shares of capital stock of the Company beneficially owned by the shareholder and (iv) any interest of the shareholder in the business.

                                          By order of the board of directors.

                                          VECTREN CORPORATION

                                          /s/ RONALD E. CHRISTIAN
                                          RONALD E. CHRISTIAN
                                          Senior Vice President, General
                                            Counsel and
                                            Corporate Secretary

Evansville, Indiana
March 15, 2002

   Please fill in, date and sign the enclosed proxy and return it in the accompanying addressed envelope. No further postage is required if mailed in the United States. You may also authorize the individuals named on your proxy card to vote your shares by calling toll-free 1-800-542-1160 or using the Internet (www.votefast.com) by following the instructions included with your proxy card. If you attend the annual meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

                                           -------------------------------------
                                                    Vote by Telephone
                                           -------------------------------------
                                           Have your proxy card available when
                                           you call the Toll-Free Number
                                           1-800-542-1160 using a touch-tone
                                           phone. You will be prompted to enter
                                           your Control Number and then you can
                                           follow the simple instructions that
                                           will be presented to you to record
                                           your vote.

                                           -------------------------------------
                                                    Vote by Internet
                                           -------------------------------------
                                           Have your proxy card available when
                                           you access the website
                                           www.votefast.com. You will be
                                           prompted to enter your Control Number
                                           and then you can follow the simple
                                           prompts that will be presented to you
                                           to record your vote.

                                           -------------------------------------
                                                       Vote by Mail
                                           -------------------------------------
                                           Please mark, sign and date your proxy
                                           card and return it in the
                                           postage-paid envelope provided or
                                           return to: Stock Transfer Dept (VVC),
                                           National City Bank, P.O. Box 92301,
                                           Cleveland, OH 44193-0900.

------------------------  --------------------------  --------------------------
  Vote by Telephone          Vote by Internet              Vote by Mail
Call Toll-Free using a    Access the website and         Return your proxy
  Touch-Tone phone:          cast your vote:            in the postage-paid
   1-800-542-1160            www.votefast.com            envelope provided.
------------------------  --------------------------  --------------------------

                       Vote 24 hours a day, 7 days a week!
 Your telephone or Internet vote must be received by 11:59 p.m. Eastern Daylight
         Time on April 23, 2002, to be counted in the final tabulation.
  if you vote by telephone or Internet, please do not send your proxy by mail.

                ===================================================

                     Your Control Number is:

                ===================================================
            If voting by mail, Proxy must be signed and dated below.
         . Please fold and detach card at perforation before mailing. .
--------------------------------------------------------------------------------

Proxy                      Vectren Corporation                             Proxy
--------------------------------------------------------------------------------
This Proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on April 24, 2002. The undersigned hereby appoints Jerome A. Benkert, Jr., Ronald E. Christian and Richard G. Lynch and each of them, jointly and severally, with powers of substitution, to vote on all matters which may properly come before the 2002 Annual Meeting of Shareholders of Vectren Corporation (or any adjournment thereof).

                            ____________________________________________________
                            Signature(s) of shareholder

                            ____________________________________________________
                            Signature, if held jointly

                            Date: _________________________________________,2002

                            Please sign as your name(s) appear hereon. All joint tenants should date this proxy and sign. When signing as attorney, executor, trustee or guardian, give the full title of such. If a corporation, sign the full corporate name by an authorized officer. If a partnership, sign in partnership name by authorized person.

          PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY. THANK YOU.

                      ELECTRONIC ACCESS TO FUTURE DOCUMENTS
                                  NOW AVAILABLE

You now have the opportunity to access your Annual Report and Proxy Statement over the Internet, instead of receiving these documents in print. Participation is completely voluntary. If you give your consent to receive future annual reports and proxy statements via the Internet, we will notify you each year of the Internet location when the documents become available. Once you give your consent, it will remain in effect until you notify Vectren Corporation by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement. As a Vectren shareholder, you have the right to request copies of these documents.

To give your consent, follow the prompts when you vote by telephone or over the Internet. If you are voting by mailing your proxy card, check the appropriate box located on the proxy card below.



         . Please fold and detach card at perforation before mailing.
--------------------------------------------------------------------------------

Proxy                      Vectren Corporation                             Proxy
--------------------------------------------------------------------------------
This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR Proposals 1 and 2 and in the discretion of the proxy holders upon such other matters as may properly come before the meeting. This proxy can be revoked at any time prior to the vote on the Proposals.
The Board of Directors recommends a vote FOR Proposal 2.
1.   ELECTION OF DIRECTORS (three-year term):
     Nominees:

         (01)  Lawrence A. Ferger       (02)  Ronald G. Reherman         (03)  Richard W. Shymanski         (04)  Jean L. Wojtowicz
         [_] FOR                                    [_] WITHHOLD
     For, except vote withheld from the following nominees:

     ------------------------------------------------------------------------------------------------------------------------------
2.   RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN, LLP AS INDEPENDENT ACCOUNTANTS FOR 2002:
     [_] FOR                                        [_] AGAINST                                            [_] ABSTAIN
     [_] I plan to attend the Annual Meeting.
     [_] I consent to access future Annual Reports and Proxy Statements over the Internet rather than to receive copies by mail.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)